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                                                                    EXHIBIT 99.1

                             i2 TECHNOLOGIES, INC.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is the leading provider of client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance related to these products. Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, including demand forecasting, raw materials procurement, work-in-process, distribution and transportation across multiple enterprises. i2's client/server software solution, RHYTHM, is designed to provide customers with an end-to-end supply chain management solution, enabling customers to model complex, multi-enterprise supply chains to rapidly generate integrated solutions to supply chain challenges such as demand volatility, production bottlenecks, supply interruptions and distribution alternatives. RHYTHM utilizes a unique, constraint-based methodology which simultaneously considers a broad range of factors -- from changing revenue forecasts to machine capabilities to individual customer commitments -- to optimize all aspects of the supply chain.

     In April 1998, the Company acquired InterTrans Logistics Solutions Limited ("ITLS") of Markham, Ontario. Approximately 3.3 million shares of Common Stock have been issued or are issuable to the former ITLS shareholders and optionholders in exchange for all of the capital stock and all unexpired and unexercised options to acquire ITLS capital stock. For accounting purposes, the ITLS acquisition was treated as a pooling of interests. Accordingly, the Supplemental Condensed Consolidated Financial Statements included as an exhibit to this Form 8-K give retroactive effect to the acquisition and include the combined operations of the Company and ITLS for all periods presented.

     This report contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties, such as statements concerning: growth and future operating results; developments in the Company's markets and strategic focus; new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; and future economic, business and regulatory conditions. Such forward-looking statements are generally accompanied by words such as "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate," "may" or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this report are made in reliance on the Private Securities Litigation Reform Act of 1995. The section below entitled "Factors That May Affect Future Results" sets forth and incorporates by reference certain factors that could cause actual future results of the Company to differ materially from these statements.

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RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages that selected items in the unaudited Supplemental Condensed Consolidated Statements of Income bear to total revenues. The period to period comparisons of financial results are not necessarily indicative of future results.

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Revenues:
  Software licenses.........................................   61.1%     62.9%
  Services..................................................   28.5      26.3
  Maintenance...............................................   10.4      10.8
                                                              -----     -----
          Total revenues....................................  100.0     100.0
                                                              -----     -----
Costs and expenses:
  Cost of software licenses.................................    3.4       3.0
  Cost of services and maintenance..........................   23.5      21.4
  Sales and marketing.......................................   36.8      34.7
  Research and development..................................   23.9      25.7
  General and administrative................................   11.1       9.3
                                                              -----     -----
          Total costs and expenses..........................   98.7      94.1
                                                              -----     -----
Operating income............................................    1.3       5.9
Other income................................................    2.0       2.0
                                                              -----     -----
Income before income taxes..................................    3.3       7.9
Provision for income taxes..................................    1.3       3.0
                                                              -----     -----
Net income..................................................    2.0%      4.9%
                                                              =====     =====

  REVENUES

     The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consist of sales of software licenses which, for periods subsequent to December 31, 1997, are recognized in accordance with the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition." Under SOP 97-2, software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable by management. For periods prior to December 31, 1997, software license revenues were recognized in accordance with SOP 91-1, "Software Revenue Recognition." Under SOP 91-1, software license revenues were recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remained outstanding, amounts were due within one year and collection was considered probable by management. The application of SOP 97-2 did not have a material impact on the Company's consolidated financial statements for the quarter ended March 31, 1998. However, because SOP 97-2 does not give specific implementation guidance and limited industry practice has been established regarding the provisions of SOP 97-2, there can be no assurance that SOP 97-2 will not have a material impact on the Company's revenue recognition in the future, which could be material to the Company's consolidated financial statements. Service revenues are primarily derived from fees for implementation, consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

     Total revenues increased 85.6% to $71.4 million in the quarter ended March 31, 1998 from $38.5 million in the quarter ended March 31, 1997. The Company currently derives substantially all of its revenues from RHYTHM licenses and related services and maintenance. The Company expects that RHYTHM related

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revenues will continue to account for substantially all of the Company's revenues in the foreseeable future. As a result of the Company's dependence on the continued market acceptance of RHYTHM and enhancements thereto, there can be no assurance that total revenues will continue to increase at the rates experienced in prior periods, if at all.

     SOFTWARE LICENSES. Revenues from software licenses increased 91.1% to $44.9 million in the quarter ended March 31, 1998 from $23.5 million in the quarter ended March 31, 1997. Software license revenues constituted 62.9% and 61.1% of total revenues in the quarters ended March 31, 1998 and 1997, respectively. The significant increases in software license revenues were primarily due to an increased awareness of the benefits of supply chain management, growing market acceptance of the Company's software products and continued expansion into new geographic and vertical markets. To date, sales of software licenses have principally been derived from direct sales to customers. Although the Company believes that direct sales will continue to account for a majority of software license revenues, the Company's strategy is to increase the level of indirect sales activities. The Company expects that sales of its software products through sales alliances, distributors, resellers and other indirect channels will increase as a percentage of software license revenues. However, there can be no assurance that the Company's efforts to expand indirect sales will be successful.

     SERVICES. Revenues from services increased 71.2% to $18.8 million in the quarter ended March 31, 1998 from $11.0 million in the quarter ended March 31, 1997. Service revenues constituted 26.3% and 28.5% of total revenues in the quarters ended March 31, 1998 and 1997, respectively. The significant increase in the dollar amount of service revenues was primarily due to the significant increase in the number of RHYTHM licenses sold and a significant investment in the Company's consulting organization as a result of the increased demand for the Company's products. The increase was also due to an increase in the use of third-party consultants to provide implementation services to the Company's customers which has allowed the Company to more rapidly penetrate international markets. Service revenues as a percentage of total revenues have fluctuated, and are expected to continue to fluctuate on a period-to-period basis based upon the demand for implementation, consulting and training services.

     MAINTENANCE. Revenues from maintenance increased 92.6% to $7.7 million in the quarter ended March 31, 1998 from $4.0 million in the quarter ended March 31, 1997. Maintenance revenues constituted 10.8% and 10.4% of total revenues in the quarters ended March 31, 1998 and 1997, respectively. The significant increase in the dollar amount of maintenance revenues was primarily due to the continued increase in the number of RHYTHM licenses sold and a high percentage of maintenance agreement renewals. The Company expects that the dollar amount of maintenance revenues will continue to increase, but maintenance revenues as a percentage of total revenues should not vary significantly from the percentage of total revenues achieved in the quarter ended March 31, 1998.

     CONCENTRATION OF REVENUES. The Company generally derives a significant portion of its software license revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1997, one or more customers each accounted for at least 15% of total software license revenues in such quarter. However, in the first quarter of 1998, no one customer accounted for more than 15% of total software license revenues. While the Company believes that the loss of any of these particular customers would not have a material adverse effect upon the Company's business, operating results or financial condition, an inability to consummate one or more substantial license sales in any future period could have a material adverse effect on the Company's operating results for that period.

     INTERNATIONAL REVENUES. The Company's international revenues, primarily generated from customers located in Asia, Canada and Europe, were approximately $15.5 million and $12.2 million in the quarters ended March 31, 1998 and 1997, representing 22% and 32% of total revenues, respectively. The Company believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully increase international sales, the Company has utilized and will continue to utilize substantial resources to expand existing international operations, establish additional international operations and hire additional personnel. However, there can be no assurance that international revenues will increase in the future.

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  COSTS AND EXPENSES

     COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of
(i) commissions paid to third parties in connection with joint marketing and other related agreements, (ii) royalty fees associated with third-party software included with the sales of RHYTHM, (iii) the cost of user documentation and (iv) the cost of reproduction and delivery of the software. Cost of software licenses was $2.1 million and $1.3 million in the quarters ended March 31, 1998 and 1997, representing 4.8% and 5.5% of software license revenues, respectively. The increase in the dollar amount of cost of software licenses was primarily due to an increase in commissions paid to third parties in connection with joint marketing and other related agreements. The Company expects cost of software licenses to vary in the future depending upon the amount of commissions due to other third parties in connection with joint marketing and other related agreements and the amount of royalty fees associated with third-party software included with the sales of RHYTHM.

     COST OF SERVICES AND MAINTENANCE. Cost of services and maintenance consists primarily of costs associated with implementation, consulting and training services. Cost of services and maintenance also includes the cost of providing software maintenance to customers such as hotline telephone support and packaging and shipping costs related to new releases of software and updated user documentation, none of which costs have been significant to date. Cost of services and maintenance was $15.3 million and $9.1 million in the quarters ended March 31, 1998 and 1997, representing 57.6% and 60.4% of total services and maintenance revenues, respectively. The increase in the dollar amount of cost of services and maintenance was primarily due to the increase in the number of consultants, product support and training staff and the increased use of third-party consultants to provide implementation services. The decrease in cost of services and maintenance as a percentage of total services and maintenance revenues was primarily due to the Company's ability to leverage its growing base of consultants, product support and training staff to serve its growing customer base. The Company expects to continue to increase the number of its consulting, product support and training personnel in the foreseeable future as a means to expand into different geographic and vertical markets. To the extent that the Company's license sales do not increase at anticipated rates, the hiring of additional personnel could adversely affect the Company's gross margins.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel costs, commissions, office facilities, travel, promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs. Sales and marketing expenses were $24.8 million and $14.2 million in the quarters ended March 31, 1998 and 1997, representing 34.7% and 36.8% of total revenues, respectively. The increase in the dollar amount of sales and marketing expenses was primarily due to (i) increased staffing as the Company established new domestic and international sales offices and expanded its existing direct sales force, (ii) increased sales commissions as a result of significantly higher revenues and (iii) increased marketing and promotional activities. The decrease in sales and marketing expenses as a percentage of total revenues was primarily due to the Company's ability to leverage its growing base of sales and marketing resources to significantly increase revenues. The Company expects to continue to increase its sales and marketing activities in order to expand its international sales operations and to enter into new vertical markets. As a result, the Company believes that the dollar amount of sales and marketing expenses will continue to increase and sales and marketing expenses as a percentage of total revenues will increase from the level attained in the quarter ended March 31, 1998.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of the personnel and related costs associated with the Company's research and development activities. Research and development expenses were $18.4 million and $9.2 million in the quarters ended March 31, 1998 and 1997, representing 25.7% and 23.9% of total revenues, respectively. The increase in research and development expenses both in dollar amount and as a percentage of total revenues was primarily due to the hiring of additional research and development personnel and other related costs incurred in connection with expanding the Company's research and development centers, particularly its international development facilities. The Company expects that the dollar amount of research and development expenses will continue to increase as the Company continues to invest in developing new products, applications and product enhancements for new vertical markets.

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     In accordance with Statement of Financial Accounting Standards No. 86,
"Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of the personnel and other costs of the finance, human resources, information systems, administrative and executive departments of the Company and the fees and expenses associated with legal, accounting and other services. General and administrative expenses were $6.7 million and $4.3 million in the quarters ended March 31, 1998 and 1997, representing 9.3% and 11.1% of total revenues, respectively. The increase in the dollar amount of general and administrative expenses was primarily the result of increased staffing and related costs associated with the growth of the Company's business during these periods. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the Company's ability to leverage its base of resources to support a larger organization. The Company expects that the dollar amount of general and administrative expenses will continue to increase in the foreseeable future.

  OTHER INCOME

     Other income consists primarily of interest income on short-term investments and overnight repurchase agreements. Other income was $1.4 million and $752,000 in the quarters ended March 31, 1998 and 1997, representing 2.0% of total revenues for each period. The increase in the dollar amount of other income was primarily due to interest earned on higher balances of cash, cash equivalents and short-term investments resulting from net proceeds of the public offering of the Company's common stock which was completed in December 1997.

  PROVISION FOR INCOME TAXES

     The Company recorded income tax expense of $2.2 million and $486,000 in the quarters ended March 31, 1998 and 1997, respectively. The Company's effective income tax rate was 38.5% in the quarter ended March 31, 1998 as compared to 39.1% in the quarter ended March 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has primarily financed its operations and met its capital expenditure requirements through cash flows from operations, long-term borrowings and sales of equity securities. Cash flows from operations were $26.3 million and $10.5 million for the quarters ended March 31, 1998 and 1997, respectively. Operating cash flows increased primarily due to (i) increases in net income, accounts payable, accrued liabilities, deferred revenue and the tax benefit from stock option activity and (ii) a decrease in accounts receivable. Accrued liabilities have increased primarily as a result of increased accrued compensation and related expenses. The tax benefit from stock option activity is primarily the result of disqualifying dispositions of stock acquired under the Company's stock plans.

     Accounts receivable, net of allowance for doubtful accounts, decreased to $71.5 million at March 31, 1998 from $75.0 million at December 31, 1997, and quarter-end days' sales outstanding decreased to 90 days at March 31, 1998 from 102 days at December 31, 1997. Such decreases were primarily due to the collection of several large trade receivable balances outstanding at December 31, 1997. Accounts receivable and days' sales outstanding can fluctuate for a variety of reasons including (i) the amount and timing of revenues earned; (ii) the Company's collection experience; (iii) the amount of receivables generated from international customers which generally have longer payment terms compared to customers in the United States; and (iv) the number of large sales for which some amounts may not be due upon execution of the contract. The Company believes that the allowance for doubtful accounts at March 31, 1998 is adequate to cover any collection difficulties with respect to accounts receivable. However, a significant portion of the Company's

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accounts receivable are derived from sales of large licenses, often to new customers with which the Company does not have a payment history. Accordingly, there can be no assurance that the allowance will be adequate to cover any receivables which are later determined to be uncollectible, particularly if one or more large receivables becomes uncollectible.

     Cash used in investing activities was $62.0 million for the quarter ended March 31, 1998 as compared to $9.4 million for the quarter ended March 31, 1997. The increase in cash used in investing activities was primarily due to the investment in financial instruments classified as short-term investments of a significant portion of the proceeds from the public offering of the Company's common stock which was completed in December 1997. Such funds were initially invested primarily in financial instruments classified as cash equivalents during the fourth quarter of 1997. At March 31, 1998, the Company did not have any material commitments for capital expenditures.

     Cash provided by financing activities was $2.2 million for the quarter ended March 31, 1998 as compared to $87,000 for the quarter ended March 31, 1997. The increase in cash provided by financing activities was due to an increase in net proceeds received by the Company upon the exercise of stock options by its employees as well as proceeds received by ITLS on a revolving line of credit.

     As of March 31, 1998, the Company had $169.0 million of working capital, as compared to $161.6 million as of December 31, 1997. The increase in working capital was primarily related to an increase in cash, cash equivalents and short-term investments to $168.2 million at March 31, 1998 from $142.0 million at December 31, 1997. The increase in cash, cash equivalents and short-term investments was primarily due to the collection of several large trade receivable balances outstanding at December 31, 1997.

     The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. Any material acquisition or joint venture could result in a decrease to the Company's working capital depending on the amount, timing and nature of the consideration to be paid.

     ITLS has a revolving credit agreement (the "Agreement") with a lender which is due on demand, is secured by the assets of ITLS and contains customary restrictive covenants, including covenants requiring ITLS to maintain certain financial ratios. Borrowings under the Agreement bear interest at the lender's prime lending rate plus 1%. At March 31, 1998, ITLS had $1.6 million of borrowings outstanding under the Agreement.

     The Company utilizes third-party vendor equipment, telecommunication products and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 compliance issue surrounding such third-party products, failure of any critical technology components to be Year 2000 compliant may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems. Management has not yet determined the cost of achieving Year 2000 compliance.

     The Company believes that existing cash and cash equivalent balances, short-term investment balances and potential cash flow from operations will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. However, any material acquisitions of complementary businesses, products or technologies could require the Company to obtain additional equity or debt financing. There can be no assurance that such financing will be available on acceptable terms, if at all.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     Numerous factors may affect the Company's business and results of operations. These factors include, but are not limited to, the potential for significant fluctuations in quarterly results; dependence on significant individual sales; competition; management of growth; product concentration; dependence on product line expansion; integration of recent acquisitions; potential future acquisitions; international operations and currency fluctuations; risks associated with strategic relationships; dependence upon key personnel; intellectual property and proprietary rights; use of licensed technology; complexity of software products; rapid technologi-

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cal change and new products; dependence on technical and implementation personnel; year 2000 compliance issues; product liability claims; and volatility of stock price. The discussion below addresses some of these factors. For a more thorough discussion of these and other factors that may affect the Company's future results, see the discussion under the caption "Factors That May Affect Future Results" in Exhibit 99.2 to the Company's Current Report on Form 8-K dated June 19, 1998.

  POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; DEPENDENCE ON SIGNIFICANT INDIVIDUAL SALES

     The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products varies substantially and is subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Additional factors include foreign currency exchange rate fluctuations, the mix of direct or indirect sales, changes in joint-marketing relationships and changes in the Company's strategy. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general.

     The amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company generally derives a significant portion of its software license revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1997, one or more customers each accounted for at least 15% of total software license revenues in such quarter. However, in the first quarter of 1998, no one customer accounted for more than 15% of total software license revenues. While the Company believes that the loss of any of these particular customers would not have an adverse effect, an inability to consummate one or more substantial license sales in any future period could have a material adverse effect on the Company's operating results for that period. Moreover, similar to many other software companies, the Company typically realizes a significant portion of its software license revenues in the last month or even the last week of a quarter. The Company also believes that the tendency of customers to delay placing orders for software products until near the end of a quarter has become more pronounced in recent periods. As a result, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period. For all of the foregoing reasons, revenues are difficult to forecast.

     The Company intends to continue to invest heavily in its sales and marketing, consulting and research and development organizations, and sets investment and expense levels based on expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses are not variable in the short term, and cannot be quickly reduced to respond to decreases in revenues. In addition, the Company may reduce prices or accelerate its investment in research and development efforts in response to competition or to pursue new market opportunities. Any one of these activities may further limit the Company's ability to adjust spending in response to fluctuations in revenue levels. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

     The Company's quarterly results of operations are subject to certain seasonal fluctuations. Historically, the Company's revenues have tended to be strongest in the fourth quarter of the year and to increase only modestly in the first quarter of the following year. The Company believes that this seasonality is due to the calendar year budgeting cycles of many of its customers and to compensation policies that tend to compensate sales personnel for achieving annual revenue quotas. The Company expects that in future periods these seasonal trends may cause first quarter revenues to remain consistent with, or decrease from, the level achieved in the preceding quarter.

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  COMPETITION

     The markets in which the Company operates are highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. Competitors include: (i) enterprise resource application software vendors such as SAP AG ("SAP"), PeopleSoft, Inc., Oracle Corporation and Baan Company N.V., each of which currently offers sophisticated ERP solutions that currently or may in the future incorporate supply chain management modules or advanced planning and scheduling software; (ii) other suppliers of supply chain software including Manugistics Group, Inc. and Logility, Inc.; (iii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software; (iv) internal development efforts by corporate information technology departments; and (v) companies offering standardized or customized products for mainframe and/or mid-range computer systems.

     In connection with specific customer solicitations, a number of ERP vendors have from time to time jointly marketed the Company's products as a complement to their own systems. The Company believes that as its market share increases, and as the ranges of products offered by the Company and these ERP vendors expand and increasingly overlap, relationships which were cooperative in the past will become more competitive, thereby increasing the overall level of competition the Company faces. Specifically, during 1997, the Company and SAP terminated a license and distribution agreement, and SAP announced its intention to develop a suite of advanced planning and scheduling products which are expected to be directly competitive with RHYTHM. The Company believes that additional ERP vendors are focusing significant resources on increasing the functionality of their own planning and scheduling modules, and at least two ERP vendors have recently acquired independent developers of advanced planning and scheduling software which compete with RHYTHM.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers than the Company, each of which could provide them with a significant competitive advantage over the Company. In addition, the Company expects to experience increasing price competition as the Company and its competitors compete for market share. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  INTEGRATION OF RECENT ACQUISITIONS; POTENTIAL FUTURE ACQUISITIONS

     In April 1998, the Company acquired ITLS and in May 1998, the Company acquired a software vendor. The success of acquisitions depends primarily on the Company's ability to (i) retain, motivate and integrate the acquired personnel with the Company's operations, (ii) integrate multiple information systems and
(iii) integrate acquired software with RHYTHM. No assurance can be given that the Company will not encounter difficulties in integrating the respective operations and products of the Company and the recently acquired companies, or that the benefits expected from such integration will be realized. Failure to successfully integrate the recently acquired companies' operations and products into the Company's operations and products could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. Further, no assurances can be given that any acquired business will be successfully integrated with the Company's operations. If any such acquisition were to occur, there can be no assurance that the Company will receive the intended benefits of the acquisition. Future acquisitions, whether

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or not consummated, could have a material adverse effect on the Company's business, operating results and financial condition.

  INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

     The Company believes that continued growth and profitability will require expansion of its sales in international markets. Further penetration of international markets will require the Company to expand existing foreign operations, to establish additional foreign operations and to translate its software and manuals into additional foreign languages. This expansion may be costly and time-consuming and may not generate returns for a significant period of time, if at all. To the extent that the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, the Company's ability to further penetrate international markets would be adversely affected, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's international operations are subject to risks inherent in international business activities, including: difficulty in staffing and managing geographically disparate operations; longer accounts receivable payment cycles in certain countries; compliance with a variety of foreign laws and regulations; unexpected changes in regulatory requirements; overlap of different tax structures; greater difficulty in safeguarding intellectual property; import and export licensing requirements; trade restrictions; changes in tariff rates; and general economic conditions in international markets. In particular, countries in the Asia Pacific region have recently experienced weaknesses in their currency, banking and equity markets. In the future, these weaknesses could adversely affect the demand for the Company's products, the U.S. dollar value of the Company's foreign currency denominated sales and ultimately the Company's results of operations. There can be no assurance that the Company's business, results of operations or financial condition will not be adversely affected by these or other factors that may affect international operations.

     To date, the Company's revenues from international operations have primarily been denominated in United States dollars. As a result, the Company's sales in international markets may be adversely affected by a strengthening United States dollar. Certain sales and the majority of the expenses incurred by the Company's international operations are denominated in currencies other than the United States dollar. In addition, with the expansion of international operations, the number of foreign currencies in which the Company must operate will increase, resulting in increased exposure to exchange rate fluctuations. The Company has implemented limited hedging programs to mitigate its exposure to currency fluctuations. Notwithstanding these hedging programs, exchange rate fluctuations have caused and will continue to cause currency transaction gains and losses. While such currency transaction gains and losses have not been material to date, there can be no assurance that currency transaction losses will not have a material adverse effect on the Company's business, results of operations or financial condition in future periods.

  COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     RHYTHM is a client/server solution which can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft, and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. To the extent that additional hardware or software platforms gain significant market acceptance, the Company may be required to port RHYTHM to such platforms in order to remain competitive. Such platforms may not be architecturally compatible with RHYTHM's software product design, and there can be no assurance that the Company will be able to port RHYTHM to such additional platforms on a timely basis or at all. Any failure to maintain compatibility with existing platforms or to port to new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

     As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first

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introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

     While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced RHYTHM products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

  YEAR 2000 COMPLIANCE

     Many older computer systems and software products currently in use are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Based on the Company's assessment, the Company believes that its current versions of its software products are Year 2000 compliant. However, the Company believes some customers are running earlier versions of the software products developed by acquired companies that are not Year 2000 compliant, and the Company has been encouraging such customers to migrate to current product versions. Moreover, the Company's products are generally integrated into enterprise systems involving complicated software products developed by other vendors. Year 2000 problems inherent in a customer's transactional software programs might significantly limit that customer's ability to realize the intended benefits offered by RHYTHM. The Company may in the future be subject to claims based on Year 2000 problems in others' products, custom scripts created by third parties to interface with the Company's products or issues arising from the integration of multiple products within an overall system. Although the Company has not been a party to any litigation or arbitration proceeding to date involving its products or services and related to Year 2000 compliance issues, there can be no assurance that the Company will not in the future be required to defend its products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability of the Company for Year 2000-related damages, including consequential damages, could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current hardware and software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

     The Company utilizes third-party vendor equipment, telecommunication products and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 compliance issue surrounding such third-party products, failure of any critical technology components to be Year 2000 compliant may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems. Management has not yet determined the cost of achieving Year 2000 compliance.

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